Exhibit 99.1

News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS LP ANNOUNCES

FOURTH QUARTER DISTRIBUTION AND EARNINGS

RELEASE DATE

LEXINGTON, KY (January 23, 2012) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) today is pleased to announce a cash distribution of $0.48 per common unit and subordinated unit, or $1.92 per unit on an annualized basis.  This is a 7.9% increase above the initial distribution set at the time of Rhino’s initial public offering in September 2010 and is consistent with the distribution amount from the previous quarter.  This distribution will be paid on February 14, 2012 to all unitholders of record as of the close of business on February 2, 2012.

Rhino today also announced that it plans to release its 2011 fourth quarter financial results on Thursday, March 1, 2012, before the market opens.  In connection with the earnings release, Rhino will host a conference call and webcast for investors and analysts to discuss its results for the quarter on Thursday, March 1, 2012, at 10:00 am (ET).

Participants should call 800-901-5231 (United States/Canada) or 617-786-2961 (International) and utilize the confirmation code 16830145. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 43144762. The recording will be available from 12:00 pm (ET) on Thursday, March 1, 2012 through Thursday, March 8, 2012 at 11:59 p.m. (ET). A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’. The webcast will be archived on the site for one year.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Rhino’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United

States trade or business.  Accordingly, Rhino’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, it leases coal through its Elk Horn subsidiary, and it owns oil and gas acreage in the Utica and Cana Woodford plays.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $6.5 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many of which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

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